Contact: Jack Lowry
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES FIRST QUARTER RESULTS FOR FISCAL YEAR 2011

Plymouth, Michigan, November 10, 2011 – Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $12.8 million and a net loss of $352,000, or $0.04 per diluted share, for the Company’s fiscal 2011 first quarter, which ended September 30, 2010.  The results compare with sales of $10.8 million and a net loss of $813,000, or $0.09 per diluted share, for the prior-year first quarter ended September 30, 2009.

“Our sales increased by approximately $2.0 million, or 18.5%, over the sales level of the first quarter of fiscal year 2010,” said Jack Lowry, Perceptron’s Chief Financial Officer.  “Our gross profit and gross profit percentage were both improved over the prior-year first quarter.  We have recently had a number of positive developments.  In October we announced the commercial launch of the first sensor in our new HelixTM 3D metrology solution and our partnership with Bosch Power Tools, a division of Robert Bosch Tool Corporation (“Bosch”).  We also announced that our Board has authorized up to a $5.0 million stock repurchase program.  Taken as a whole, we believe these developments will be positive for the Company and our shareholders in the quarters to come.”

Segment information on sales, bookings and backlog for the quarter is provided in the tables below:

Sales	First Quarter Ending September 30
(all numbers in millions)	Fiscal 2011	Fiscal 2010	Change
Industrial Business Unit (IBU)	$9.8	$8.1	$1.7
Commercial Products Business Unit (CBU)	3.0	2.7	0.3
Total Sales	$12.8	$10.8	$2.0

Net sales increased 18.5% from the first quarter of fiscal year 2010.  IBU’s sales increase was principally due to an increase in Technology Component sales.  IBU sales in the United States were flat with last year.  IBU’s European sales were approximately 10% higher in Euros, but were flat in U.S. dollars due to a lower foreign exchange rate in the first quarter this year.  IBU’s sales in Asia accounted for the growth in revenue for the quarter, with China providing the significant majority of the increase.  CBU’s modest sales related to sales to its two established customers.  During the first quarter of fiscal 2011, CBU was in final testing stages for new products to be introduced by Bosch and its other new partner.  CBU expects its first shipments of these new products will occur toward the end of the second quarter or in the third quarter of fiscal 2011.  CBU did not recognize any revenue from its relationship with Bosch in the first quarter.

Bookings	First Quarter Ending September 30
(all numbers in millions)	Fiscal 2011	Fiscal 2010	Change
Industrial Business Unit (IBU)	$14.0	$8.0	$6.0
Commercial Products Business Unit (CBU)	0.9	1.8	(0.9)
Total Bookings	$14.9	$9.8	$5.1
Note: new order bookings fluctuate from quarter to quarter and are not necessarily indicative of the future operating performance of the Company.

Overall, bookings increased by 52% compared to the first quarter of fiscal year 2010.  The increase in IBU bookings occurred in both Automated Systems products and Technology Component products.  All three of the Company’s primary geographic sales regions experienced higher IBU bookings, with the principal increases occurring in Europe and Asia.  Overall, IBU’s bookings were the highest for a quarter since the fourth quarter of fiscal year 2008.  CBU received few orders from its new customers during the first quarter, which was due in part to the need to complete final product testing prior to mass production.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

November 10, 2010

Backlog	First Quarter Ending September 30
(all numbers in millions)	Fiscal 2011	Fiscal 2010	Change
Industrial Business Unit (IBU)	$21.0	$15.4	$5.6
Commercial Products Business Unit (CBU)	1.1	1.1	0.0
Total Backlog	$22.1	$16.5	$5.6
Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

The Company’s backlog on September 30, 2010 increased by approximately 34% compared to the backlog on September 30, 2009.  The increase was all attributable to IBU and occurred in all three geographic regions, with the largest increases occurring in Asia and the United States.  At $21.0 million, IBU’s backlog was the highest it has been since the end of the second quarter of fiscal year 2007.  CBU’s backlog was flat with the first quarter of fiscal 2010, due principally to low bookings in the first quarter and the timing of new product introductions with new segment partners.

The gross profit margin percentage in the first quarter was 37.0% compared to 36.3% in the first quarter of fiscal 2010.  The improvement occurred principally in IBU and reflected the effect of higher sales in fiscal 2011 that were partially offset by a lower Euro exchange rate in fiscal 2011 compared to the first quarter of fiscal 2010.  The results also reflected lower gross margin on CBU sales in the first quarter this year compared to the first quarter last year.

Selling, general and administrative expenses decreased by $242,000, or 6.6%, compared to the first quarter of fiscal 2010.  The decrease primarily occurred in CBU’s sales and marketing costs and North America’s G&A costs. The most significant reductions occurred in sales promotion, advertising and depreciation expense.

Engineering, Research and Development expenses increased by $389,000, or 22.5%, compared to the same quarter one year ago.  The increase primarily related to the use of outside contractors for the development of IBU’s new HelixTM 3D metrology solution, and higher engineering material costs incurred as part of new product development for CBU’s new customers.

The Company’s cash, cash equivalents and short-term investments increased from $20.1 million at June 30, 2010 to $23.1 million at September 30, 2010.  The increase resulted principally from collections of accounts receivable.  It was for this same reason that the accounts receivable balance was lower by approximately $3.2 million at September 30, 2010 compared to June 30, 2010.  The Company continues to have no debt and shareholders’ equity was $55.0 million at September 30, 2010.  Shareholders’ equity per basic share was $6.12 at September 30, 2010 compared to $5.97 per basic share at June 30, 2010.

Harry T. Rittenour, President and Chief Executive Officer, commented, "Sales in the first quarter of fiscal year 2011 were softer than in the fourth quarter of fiscal year 2010, as we expected and previously indicated.  Bookings and backlog improved in the quarter for our Industrial Business Unit and at September 30, 2010, IBU had the highest backlog it has had in nearly four years.  CBU’s sales and bookings in the first quarter were soft, but are expected to improve in the second half of this fiscal year as we complete final testing of pilot production units and enter into mass production of products for our new partners.”

“We recently reported very positive progress on several activities that are underway as part of the Company’s strategic plans,” added Mr. Rittenour.  “In early October we announced the commercial launch of our new HelixTM 3D metrology solution.  HelixTM is the R&D development in IBU that we have referred to in the past.  It represents an exciting technology breakthrough that will provide robust, non-contact sensor capabilities that are truly unique and a quantum leap in the marketplace.  The sensors feature ‘intelligent illumination’ which will provide our customers with the ability to configure the quantity, density and orientation of laser lines to measure any number of different features in a single application.  The first sensor and software product to be released is well suited for dimensional gauging, which accounts for the majority of our Automated Systems revenue.

November 10, 2010

Sensors and software combinations for all of our Automated Systems products are expected to be rolled out over the next 4 to 18 months.  We do not expect to recognize significant revenue from initial HelixTM sales until fiscal year 2012.  In mid-October, we also announced that the Board of Directors had authorized a $5.0 million stock repurchase program that we believe will enhance shareholder value.  We expect to begin repurchasing shares in the market in mid-November.”

“In CBU, we are coordinating the market launch of new products with our partners’ development processes and launch strategies,” remarked Mr. Rittenour.  “Our customers have readily accepted our product concepts, and based on their feedback, we are investigating some additional technologies for possible incorporation into future products.  We attribute the lower CBU sales in recent months to additional competition in the marketplace, continued softness in the general economy, and adjustments in the timing of new product launches with our new partners.  We expect improvement in CBU sales in the second half of fiscal 2011 as these new products reach the marketplace.”

Mr. Rittenour concluded, “The Perceptron Team is excited about the progress that we are making with the introduction of new technologies and the expanding opportunities they have for our global business.  Based on the timing with which our new products are currently expected to roll-out, we anticipate we will have modest sales growth in our business in fiscal 2011.”

Perceptron, Inc. will hold a conference call/webcast chaired by Harry T. Rittenour, President and CEO on November 11, 2010 at 10:00 a.m. (EST).  Investors can access the webcast or conference call at:
Webcast:	http://www.visualwebcaster.com/event.asp?id=74212
Conference Call:	877-723-9520 (for domestic callers) or 719-325-4819 (for international callers)
Conference ID:	6050454
For investors who are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 p.m. on Thursday, November 11, 2010 and continuing until 11:59 p.m. on Thursday, November 18, 2010.  The rebroadcast can be accessed by calling 888-203-1112 (for domestic callers) or 719-457-0820 (for international callers). The pass code is 6050454.  A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron
Perceptron develops, produces and sells non-contact measurement and inspection solutions for industrial and commercial applications.  The Company’s IBU Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications.  Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. IBU also offers value added services such as training and customer support. Perceptron’s CBU develops and manufactures a variety of handheld visual inspection devices and add-on accessories that are sold to and marketed through strategic partners.  Headquartered in Plymouth, Michigan, Perceptron has approximately 225 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2011 and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products.  When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-

November 10, 2010

looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2010.  Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.  The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions.  These projections are subject to change based upon a wide variety of factors, a number of which are discussed above.  Certain of these new orders have been delayed in the past and could be delayed in the future.  Because the Company's Industrial Business Unit segment products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line.  In addition, because the Company's Industrial Business Unit segment products have shorter lead times than other components and are required later in the process, orders for the Company's Industrial Business Unit segment products tend to be issued later in the integration process.  The Company’s Commercial Business Unit segment products are subject to the timing of firm orders from its customers, which may change on a monthly basis.  In addition, because the Company’s Commercial Business Unit segment products require short lead times from firm order to delivery, the Company may purchase long lead time components before firm orders are in hand.  A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers.  Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. dollars and Euros.  Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries.  Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

- First quarter fiscal year 2011 Financial Statements follow -

November 10, 2010

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)
(Unaudited)

Condensed Income Statements	Three Months Ended
	September 30,
	2010	2009
Net Sales	$12,753	$10,813
Cost of Sales	8,035	6,884
Gross Profit	4,718	3,929
Selling, General and Administrative Expense	3,422	3,664
Engineering, Research and Development Expense	2,118	1,729
Operating Loss	(822)	(1,464)
Interest Income, net	45	57
Foreign Currency and Other Income (Expense)	221	210
Loss Before Income Taxes	(556)	(1,197)
Income Tax Benefit	204	384
Net Loss	$(352)	$(813)

Loss Per Share
Basic	$(0.04)	$(0.09)
Diluted	$(0.04)	$(0.09)

Weighted Average Common Shares Outstanding
Basic	8,979	8,888
Diluted	8,979	8,888

Condensed Balance Sheets	September 30,	June 30,
	2010	2010
Cash and Cash Equivalents	$12,276	$9,789
Short-term Investments	10,866	10,278
Receivables, net	13,511	16,739
Inventories, net	6,998	6,551
Other Current Assets	4,472	4,165
Total Current Assets	48,123	47,522

Property and Equipment, net	6,025	5,931
Long-term Investments	2,192	2,192
Deferred Tax Asset	9,511	9,008
Total Non-Current Assets	17,728	17,131

Total Assets	$65,851	$64,653

Current Liabilities	$10,894	$11,177
Shareholders' Equity	54,957	53,476
Total Liabilities and Shareholders' Equity	$65,851	$64,653